Exhibit 99.1

Company Contact:
John Longino	Investors:
Chief Financial Officer	KCSA Worldwide
215-701-9687	Jeffrey Goldberger
jlongino@cohenandcompany.com	212.896.1249
jgoldberger@kcsa.com

ALESCO FINANCIAL INC. ELECTS MARC CHAYETTE TO BOARD OF DIRECTORS

DECLARES $0.28 PER SHARE DIVIDEND

Philadelphia, Pennsylvania, October 18, 2006 – Alesco Financial Inc. (NYSE: AFN) announced today that its board of directors has elected Marc Chayette as a director of Alesco.

Mr. Chayette is President of Adelaide Productions. He is a film and television producer with 25 years of experience in the production and distribution of French feature films as well as prestigious movies of the week and television series for TF1, the highest rated TV channel in France.

Alesco also announced that its board of directors has declared a $0.28 per share dividend, payable on December 15, 2006 to the stockholders of record on November 1, 2006.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania and trades on the New York Stock Exchange under the symbol “AFN”. Alesco is externally managed by Cohen & Company Management, LLC.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco to successfully execute its business plans or gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Alesco’s filings with the SEC, which are available at the SEC’s web site www.sec.gov and Alesco’s web site www.alescofinancialtrust.com. Alesco disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

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2929 Arch Street    17th Floor    Philadelphia, Pennsylvania    215-701-9687